Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:   Stephen Anderson - 336-436-5274
  Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES THIRD QUARTER 2011 RESULTS

Strong Revenue Growth Drives
EPS of $1.31 and Adjusted EPS Excluding Amortization of $1.61

Burlington, NC, October 20, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2011.

Third Quarter Results
Net earnings were $134.3 million and earnings per diluted share (EPS) were $1.31 in the third quarter of 2011.  Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the third quarter of 2011 and 2010 (Adjusted EPS Excluding Amortization) were $1.61 and $1.58, respectively.

Operating income for the third quarter was $239.4 million.   Non-GAAP Operating income excluding restructuring and other special charges recorded in the third quarter of 2011 and 2010 (Adjusted Operating Income) was $263.5 million and $250.1 million, respectively.

Revenues for the quarter were $1,404.5 million, an increase of 10.0% over the third quarter of 2010.  Testing volume, measured by requisitions, increased 2.1% and revenue per requisition increased 7.8%.

Operating cash flow for the quarter was $176.8 million.  Operating cash flow was reduced by $49.5 million as a result of the previously announced Hunter Labs settlement.  The balance of cash at the end of the quarter was $85.8 million, and there were no borrowings outstanding under the Company’s $500.0 million revolving credit facility.  During the quarter, the Company repurchased approximately $152.0 million of stock, representing approximately 1.8 million shares.  As of

-more-

September 30, 2011, approximately $256.5 million of repurchase authorization remained under the Company’s approved share repurchase plan.

The Company recorded restructuring and other special charges of $24.1 million during the third quarter of 2011.  These charges include $7.9 million in net severance and other personnel costs along with $16.2 million in net facility-related costs primarily associated with the ongoing integration of Genzyme Genetics, Westcliff and Clearstone.

Year-To-Date Results
Net earnings were $384.3 million and earnings per diluted share were $3.76 in the first nine months of 2011.  Adjusted EPS Excluding Amortization in the first nine months of 2011 and 2010 were $4.80 and $4.54, respectively.

Operating income was $700.9 million in the first nine months of 2011.  Adjusted Operating Income was $806.8 million, compared to $764.1 million in the first nine months of 2010.

Revenues were $4,176.2 million, an increase of 12.6% compared to the same period in 2010. Compared to the first nine months of 2010, testing volume, measured by accessions, increased 4.3%, and revenue per accession increased 8.0%.

Operating cash flow for the first nine months of 2011 was $577.0 million, and was reduced by $49.5 million as a result of the previously announced Hunter Labs settlement.

“We are very pleased with our third quarter and year-to-date results,” said David P. King, Chairman and Chief Executive Officer. “We delivered another quarter of solid revenue and volume growth, made significant progress on our acquisition integration activities and achieved strong earnings.”

Outlook for 2011
The Company is updating its 2011 guidance, expecting revenue growth of approximately 10.5% - 11.0% and Adjusted EPS Excluding Amortization of $6.28 to $6.33.  The Company is also reaffirming its 2011 operating cash flow guidance of approximately $900 million, excluding the Hunter Labs settlement, and expects 2011 capital expenditures of approximately $150 million.

As previously mentioned, the Company has modified its Adjusted EPS to exclude intangible amortization associated with acquisitions (Adjusted EPS Excluding Amortization).  As the Company continues to grow its business through acquisitions, it will use Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns.  The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business.

The chart below reconciles the impact of excluding amortization from the Company’s guidance and 2010 results.

	2010	2011
Adjusted EPS - previous calculation	$5.55	$5.78 - $5.83
Addback of amortization1	$0.43	$0.50
Adjusted EPS Excluding Amortization - new calculation	$5.98	$6.28 - $6.33

(1) Tax-effected intangible amortization, substantially all related to acquisitions of businesses and technology

As previously announced, this Adjusted EPS Excluding Amortization is the measure the Company requests First Call to use in compiling 2011 consensus EPS estimates.  As such, to ensure comparability, the Company continues to request research analysts to also provide estimates on this basis.  The Company will provide reconciliation tables in future earnings releases so that investors can clearly see these adjustments.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization and Adjusted Operating Income. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance.  The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations.  This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-295-4740 (617-614-3925 for international callers).  The access code is 15216373.  A telephone replay of the call will be available through October 27, 2011 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 77745753.  A live online broadcast of LabCorp’s quarterly conference call on October 20, 2011 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 20, 2011.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

     - End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$1,404.5	$1,276.5	$4,176.2	$3,708.5
Cost of sales	836.0	748.8	2,451.1	2,140.3
Selling, general and administrative	283.8	270.5	889.3	761.9
Amortization of intangibles and other assets	21.2	18.0	64.6	53.1
Restructuring and other special charges	24.1	3.9	70.3	13.2

Operating income	239.4	235.3	700.9	740.0

Other income (expense)	(1.7)	(1.6)	(1.8)	(3.0)
Investment income	0.2	0.3	0.7	0.8
Interest expense	(20.3)	(21.6)	(65.3)	(50.7)
Equity method income, net	2.5	4.2	6.6	12.6
Earnings before income taxes	220.1	216.6	641.1	699.7
Provision for income taxes	82.5	73.5	246.2	263.2
Net earnings	137.6	143.1	394.9	436.5
Less net earnings attributable to noncontrolling interest	(3.3)	(3.1)	(10.6)	(10.1)
Net earnings attributable to Laboratory Corporation of America Holdings	$134.3	$140.0	$384.3	$426.4

Adjusted Operating Income
Operating Income	$239.4	$235.3	$700.9	$740.0
Restructuring and other special charges	24.1	14.8	105.9	24.1
Adjusted operating income	$263.5	$250.1	$806.8	$764.1

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.31	$1.34	$3.76	$4.05
Impact of restructuring and other special charges	0.17	0.13	0.65	0.18
Amortization expense	0.13	0.11	0.39	0.31
Adjusted EPS Excluding Amortization	$1.61	$1.58	$4.80	$4.54

Weighted average shares outstanding	102.2	104.1	102.3	105.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2011	2010

Cash and short term investments	$85.8	$230.7
Accounts receivable, net	718.7	655.6
Property, plant and equipment	577.4	586.9
Intangible assets and goodwill, net	4,234.1	4,275.4
Investments in joint venture partnerships	75.4	78.5
Other assets	361.8	360.7
	$6,053.2	$6,187.8

Zero-coupon subordinated notes	$139.3	$286.7
Senior notes	1,525.6	1,525.9
Term loan and credit facility	318.7	375.0
Other liabilities	1,366.0	1,365.2
Noncontrolling interest	160.3	168.7
Shareholders' equity	2,543.3	2,466.3
	$6,053.2	$6,187.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2011	2010

Net cash provided by operating activities	$577.0	$624.4
Net cash used for investing activities	(159.0)	(322.5)
Net cash provided by (used for) financing activities	(561.6)	(353.6)
Effect of exchange rates on cash	(1.3)	0.1
Net (decrease) increase in cash	(144.9)	(51.6)
Cash at beginning of period	230.7	148.5
Cash at end of period	$85.8	$96.9

Free Cash Flow:
Net cash provided by operating activities	$577.0	$624.4
Less: Capital expenditures	(115.6)	(93.3)
Free cash flow	$461.4	$531.1

Notes to Financial Tables

1)
During the third quarter of 2011, the Company recorded net restructuring and other special charges of $24.1 million, consisting of $7.9 million in severance related liabilities and $16.2 million in net facility-related costs primarily associated with ongoing integration of the Clearstone, Genzyme Genetics and Westcliff acquisitions.  The after tax impact of these charges decreased net earnings for the three months ended September 30, 2011, by $16.9 million and diluted earnings per share by $0.17 ($16.9 million divided by 102.2 million shares).

During the first two quarters of 2011, the Company recorded restructuring and other special charges of $81.8 million.  The restructuring charges included $10.9 million in net severance and other personnel costs along with $20.5 million in net facility-related costs primarily associated with the ongoing integration of the Genzyme Genetics and Westcliff acquisitions.  The special charges also include $34.5 million ($49.5 million, net of previously recorded reserves of $15.0 million) relating to the settlement of the Hunter Labs litigation in California, along with $1.1 million for legal costs associated with the planned acquisition of Orchid Cellmark incurred during the second quarter of 2011, both of which were recorded in Selling, General and Administrative Expenses in the Company’s Statement of Operations.  The charges also included a $14.8 million write-off of an investment made in a prior year.

For the nine months ended September 30, 2011, the after tax impact of these combined charges decreased net earnings by $66.3 million and diluted earnings per share by $0.65 ($66.3 million divided by 102.3 million shares).

2)
During the third quarter of 2010, the Company recorded restructuring and other special charges of $21.8 million, consisting of $10.9 million in professional fees and expenses associated with acquisitions; $7.0 million in bridge financing fees associated with the signing of an asset purchase agreement for Genzyme Genetics; and $3.9 million in severance related liabilities associated with workforce reduction initiatives.  The after tax impact of these charges decreased net earnings for the three months ended September 30, 2010, by $13.4 million and diluted earnings per share by $0.13 ($13.4 million divided by 104.1 million shares).

During the first quarter of 2010, the Company recorded net charges of $9.3 million relating to severance payments and the closing of redundant and underutilized facilities as well as the write-off of development costs incurred on systems abandoned during the quarter.

For the nine months ended September 30, 2010, the after tax impact of these combined charges decreased net earnings by $19.1 million and diluted earnings per share by $0.18 ($19.1 million divided by 105.4 million shares).

3)
The Company continues to grow its business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns.  The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business.  For the quarters ended September 30, 2011 and 2010, intangible amortization was $21.2 million and $18.0 million, respectively ($13.0 million and $11.0 million net of tax, respectively) and decreased EPS by $0.13 ($13.0 million divided by 102.2 million shares) and $0.11 ($11.0 million divided by 104.1 million shares), respectively.  For the nine months ended September 30, 2011 and 2010, intangible amortization was $64.6 million and $53.1 million respectively ($39.5 million and $32.5 million net of tax, respectively) and decreased EPS by $0.39 ($39.5 million divided by 102.3 million shares) and $0.31 ($32.5 million divided by 105.4 million shares), respectively.

###